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Exhibit 23.23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2007, on the audits of the financial statements of Echo Healthcare Acquisition Corp. (the “Company”) as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the period from June 10, 2005 (date of inception) through December 31, 2005 and from June 10, 2005 (date of inception) through December 31, 2006 included in the Proxy Statement of the Company that is made part of the Amendment No. 2 to the Registration Statement on Form S-4 and Prospectus of Echo Healthcare Acquisition Corp. for the proposed merger of the Company.

/s/ Eisner LLP

Eisner LLP

New York, New York
October 23, 2007